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                                                                     EXHIBIT 3.2


                          CERTIFICATE OF INCORPORATION

                                       OF

                          IRIDIUM CAPITAL CORPORATION


                 FIRST. The name of the corporation is Iridium Capital Corporation.

                 SECOND. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                 THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                 FOURTH. The total number of shares which the corporation shall have authority to issue is 100 shares of Common Stock, and all such shares are to be without par value.

                 FIFTH. The name and mailing address of the incorporator is Lee Ann Anderson McCall, 125 Broad Street, New York, New York 10004.

                 SIXTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.
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                 SEVENTH.  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

                 EIGHTH. Any action required or permitted to be taken by the holders of Common Stock of the corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.

                 NINTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

                 IN WITNESS WHEREOF, I have signed this certificate of incorporation this 12th day of June, 1997.



                                        s/ Lee Ann Anderson McCall
                                       ----------------------------
                                        Lee Ann Anderson McCall






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